CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of The Gabelli Global Small and Mid Cap Value Trust of our report dated February 28, 2017, relating to the financial statements and financial highlights, which appears in The Gabelli Global Small and Mid Cap Value Trust’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
September 28, 2017

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us